EXHIBIT 99.9

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated July 14, 2015 to the prospectus dated August 5, 2014 relating to securities issued pursuant to Registration Statement No. 333-197576 of Export Development Canada.

/s/ Milbank, Tweed, Hadley & McCloy
Milbank, Tweed, Hadley & McCloy LLP

July 20, 2015